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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               BSQUARE Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    11776U102
                         ------------------------------
                                 (CUSIP Number)

                                October 19, 1999
                         ------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.  11776U102                          13G
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1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William T. Baxter
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]
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3         SEC USE ONLY
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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
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                        5    SOLE VOTING POWER


                        --------------------------------------------------------
        NUMBER OF       6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY           4,606,295 (NOTE: Under Washington's community
        OWNED BY             property laws, Mr. Baxter may be deemed to share
          EACH               voting power with his wife, Elizabeth Baxter)
        REPORTING       --------------------------------------------------------
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH          --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             4,606,295 (NOTE: Under Washington's community property laws, Mr. Baxter may be deemed to share dispositive power with his wife, Elizabeth Baxter)
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,606,295
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.6%
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12        TYPE OF REPORTING PERSON*

          IN
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                                  SCHEDULE 13G

ITEM 1(a)      NAME OF ISSUER:

               This Schedule 13G relates to BSQUARE Corporation, a Washington corporation (the "Company").

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The Company's principal executive offices are located at 3150 139th Ave SE Suite 500, Bellevue, Washington 98005.

ITEM 2(a)      NAME OF PERSON FILING

               This Schedule 13G relates to William T. Baxter

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               The business address of the reporting person is 3150 139th Ave SE Suite 500, Bellevue, Washington 98005.

ITEM 2(c)      CITIZENSHIP

               Mr. Baxter is a United States citizen.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               This Schedule 13G relates to the Company's common stock, no par value (the "Common Stock").

ITEM 2(e)      CUSIP NUMBER:

               The CUSIP Number for the Company's Common Stock is 11776U102

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS A:

               (a) [ ] Broker or dealer registered under Section 15 of the
                       Exchange Act;

               (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;

               (d) [ ] Investment company registered under Section 8 of the
                       Investment Company Act;
               (e) [ ] An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (f) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               Not Applicable


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ITEM 4         OWNERSHIP

               The following describes the ownership of Common Stock by Mr. Baxter as of December 31, 2000:

               (a)    Amount beneficially owned:  4,606,295

               (b)    Percent of class:  13.6%

               (c)    Number of shares as to which such person has:

                      (i)    Sole power to vote or direct the vote:

                      (ii)   Shared power to vote or to direct the vote:
                             4,606,295

                      (iii) Sole power to dispose or to direct the disposition of:

                      (iv) Shared power to dispose or to direct the disposition of: 4,606,295

               NOTE: Under Washington's community property laws, Mr. Baxter may be deemed to share power to vote and dispose of these shares with his wife, Elizabeth Baxter

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10.       CERTIFICATIONS:

               Not applicable


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                                    SIGNATURE

        After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          2/23/01
                                             ---------------------------------
                                                            Date

                                                   /s/ WILLIAM T. BAXTER
                                             ---------------------------------
                                                          Signature

                                             William T. Baxter, Chairman & CEO
                                             ---------------------------------
                                                         Name/Title



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